Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Roku, Inc. of our report dated May 1, 2019, except for the change in the manner in which the Company accounts for restricted cash discussed in Note 2 to the consolidated financial statements, as to which the date is November 18, 2019, relating to the financial statements of Dataxu, Inc., included in Roku, Inc.’s Amendment No. 1 to Current Report on Form 8-K dated November 18, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, MA

November 18, 2019